Exhibit 21

SUBSIDIARIES

	Name of entities	Place of incorporation	Date of incorporation	Issued capital	Nature of business
1	Prime Global Capital Group Incorporated	USA, Nevada	26-Jan-09		Investment holding

2	Union Hub Technology Sdn. Bhd.	Malaysia	28-Feb-08	1,000,000 issued shares of ordinary shares of MYR 1 each	Provision of IT consulting and programming services and distributing consumer products

3	Power Green Investments Limited	British Virgin Islands	13-Jul-11	1 issued share of US$ 1 each	Inactive operation

4	PGCG Properties Investment Limited	British Virgin Islands	1-Sep-11	1 issued share of US$ 1 each	Inactive operation

5	Virtual Setup Sdn. Bhd.	Malaysia	17-Jul-10	2 issued shares of ordinary shares of MYR 1 each	Operation of Oil Palm plantation

6	PGCG Assets Holdings Sdn. Bhd.	Malaysia	21-Mar-12	1,000,000 issued shares of ordinary shares of MYR 1 each	Investment in land & buildings

7	PGCG Development Sdn. Bhd.	Malaysia	21-Mar-12	2 issued shares of ordinary shares of MYR 1 each	Inactive operation

8	PGCG Plantations Sdn. Bhd.	Malaysia	4-Oct-11	2 issued shares of ordinary shares of MYR 1 each	Holding company of VSSB

9	Max Trend International Limited	Hong Kong	18-Aug-10	2 issued shares of ordinary shares of HK$ 1 each	Holding company of Max Trend WFOE

10	Shenzhen Max Trend Green Energy Company Limited (Max Trend WOFE)	The PRC, Shenzhen	7-Jul-11	RMB 1,000,000	Castor cultivation, advisory services, and trading

11	Dunford Corporation Sdn. Bhd	Malaysia	4-Oct-90	242,000 issued shares of ordinary shares of MYR 1 each	Property holding land